Exhibit 21
Subsidiaries of the Registrant
     The subsidiaries of the Registrant and the Registrant’s ownership percentage is listed below:
     Dearborn Bancorp, Inc. (the Registrant), Dearborn MI
owns 100% of Dearborn Bancorp Trust I, Dearborn MI
and
owns 100% of
Fidelity Bank, Dearborn MI
owns 100% of
Community Bank Audit Services, Inc., Dearborn MI
and
Community Bank Insurance Agency, Inc., Dearborn MI
owns 9.22% of
Michigan Bankers Title of East Michigan, LLC, Lansing MI

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